Exhibit 10.36

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of December 7, 2016 by Domino’s Pizza LLC, a Michigan limited liability company (the “Company”) and Kevin S. Morris (the “Executive”).

RECITALS

1.	The Executive has experience and expertise required by the Company and its Affiliates.

2.	Subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Executive Vice President, General Counsel and the Executive wishes to accept such employment.

AGREEMENT

NOW, THEREFORE, for valid consideration received, the parties agree as follows:

1.	Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive accepts employment hereunder effective as of the date first set forth above (the “Effective Date”).

2.	Term. This Agreement shall commence on January 3, 2017 and shall remain in effect for an indefinite time until terminated by either party as set forth in Section 5 hereof.

3.	Capacity and Performance.

3.1 Offices. During the Term, the Executive shall serve the Company as Executive Vice President, General Counsel. The Executive shall have such other powers, duties and responsibilities consistent with the Executive’s position as Executive Vice President, General Counsel as may from time to time be prescribed by the Chief Executive Officer of the Company (“CEO”).

3.2 Performance. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his/her ability, his/her duties and responsibilities hereunder. During the Term, the Executive shall devote his/her full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his/her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the Term of this Agreement, except for such directorships or other positions which he/she currently holds and has disclosed to the CEO in Exhibit 3.2 hereof and except as otherwise may be approved in advance by the CEO.

Employment Agreement

4.	Compensation and Benefits. During the Term, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive shall receive the following:

4.1 Base Salary. The Company shall pay the Executive a base salary at the rate of Four Hundred Thirty-Five Thousand Dollars ($435,000.00) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company or the Compensation Committee (the “Board”) in its sole discretion may determine from time to time (the “Base Salary”).

4.2 Bonus Compensation. During the term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit A) and shall be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Bonus, and the Executive’s specified percentage (the “Specified Percentage”) for such Bonus shall initially be fifty percent (50%) of Base Salary and shall thereafter be established annually by the Board of Directors (the “Board”) or, if the Board delegates the Specified Percentage determination process to a Committee of the Board, by such Committee. In the event the Board or Committee does not approve the Executive’s Specified Percentage within 90 days of the beginning of a fiscal year, such Specified Percentage shall be the same as the immediately preceding year. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise earned and payable for the applicable fiscal year in accordance with this Sub-Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company. Executive agrees and understands that any prorated Bonus payments will be made only after determination of the achievement of the applicable Performance Measures (as defined in the Plan) in accordance with the terms of the Plan. Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary.

4.3 Paid Time Off (PTO). During the Term, the Executive shall be entitled to four weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive shall not be entitled to compensation for vacation time not taken. In addition, the Executive shall be entitled to five days of emergency/medical PTO per calendar year.

Employment Agreement

4.4 Other Benefits. During the Term and subject to any contribution therefor required of executives of the Company generally, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company generally (except to the extent such plans are in a category of benefit otherwise provided the Executive hereunder). Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete any aspects of its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate. Additionally, the Executive shall receive a standard relocation package at the beginning of the Executive’s employment for relocation of Executive to the Ann Arbor, Michigan area, in accordance with the Company’s policies in relation to its executive officers.

4.5 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel and dues for industry-related association memberships, incurred or paid by the Executive in the performance of his/her duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board from time to time, including without limitation any portion thereof intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”) and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board or CEO from time to time.

4.6 Airline Clubs. Upon receiving the prior written approval of the CEO authorizing the Executive to join a particular airline club, the Company shall pay or reimburse the Executive for dues for not less than two nor more than four airline clubs, provided such club memberships serve a direct business purpose and subject to such reasonable substantiation and documentation requirements as to cost and purpose as may be specified by the CEO from time to time.

4.7 Physicals. The Company shall annually pay for or reimburse the Executive for the cost of a physical examination and health evaluation performed by a licensed medical doctor, subject to such reasonable substantiation and documentation requirements as to cost as may be specified by the Board or CEO from time to time.

5.	Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances described in this Section 5. All references herein to termination of employment, separation from service and similar or correlative terms, insofar as they are relevant to the payment of any benefit that could constitute nonqualified deferred compensation subject to Section 409A, shall be construed to require a “separation from service” within the meaning of Section 409A, and the Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any such termination constitutes a “separation from service” as so defined.

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5.1 Retirement or Death. In the event of the Executive’s retirement or death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of the Executive’s retirement after the age of 65 with the prior consent of the Board or death during the Term, the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to Executive’s estate) any Base Salary earned but unpaid through the date of such retirement or death, any Bonus for the fiscal year preceding the year in which such retirement or death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such retirement or death (prorated in accordance with Section 4.2).

5.2	Disability.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his/her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his/her duties and responsibilities hereunder for an aggregate of 120 days during any period of 365 consecutive calendar days ; provided, that if the Executive incurs a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, the Executive, unless he/she earlier returns to service (at a level of service inconsistent with a separation from service under Section 409A) or his/her employment is earlier terminated, shall in all events be deemed to have separated from service not later than by the end of the twenty-ninth (29th) month, commencing with the commencement of such leave of absence.

5.2.2 The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then current terms of the applicable benefit plans, until the Executive becomes disabled within the meaning of Section 409A or until the termination of his/her employment, whichever shall first occur. Upon becoming so disabled, or upon such termination, whichever shall first occur, the Company shall promptly and in all events within thirty (30) days’ pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination and any

Employment Agreement

Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid. At the times the Company pays its executives bonuses generally, but no later than two and one half (2  1⁄2) months after the end of the fiscal year in which the bonus is earned, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (prorated in accordance with Section 4.2). During the eighteen (18) month period from the date of such disability (as determined under Section 409A), the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amounts of any disability income benefits that the Executive receives in respect of such period.

5.2.3 Except as provided in Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2 but shall continue to participate in benefit plans of the Company in accordance with Section 4.4 and the terms of such plans, until the termination of his/her employment. During the 18-month period from the date of disability (as determined under Section 409A) or termination, whichever shall first occur, the Company shall contribute to the cost of the Executive’s participation in group medical plans of the Company, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4 If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his/her duties and responsibilities hereunder, or for purposes of Section 409A the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his/her duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

5.3 By the Company for Cause. The Company may terminate the Executive’s employment hereunder for “Cause” which is hereby defined as: (i) the Executive’s willful failure to perform (other than by reason of disability) his/her duties to the Company or any of its Affiliates and the continuation of such failure for a period of ten (10) days after the delivery of written notice to the Executive; (ii) the Executive’s willful failure to perform (other than by reason of disability) any lawful and reasonable directive of the CEO that continues for a period of ten (10) days after being given written notice of such failure; (iii) the commission of a

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material act of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iv) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. “Cause” for termination will not exist unless and until the Company has provided the Executive with ten (10) days’ prior written notice (given in accordance with the requirements of Section 13.4 below) specifically detailing the facts and circumstances giving rise to the claimed event of Cause, which must be given within sixty (60) days of the date the Company has knowledge of those facts and circumstances. If the Executive has not cured the facts and circumstances giving rise to the claimed basis for Cause, or those facts and circumstances are not curable, or if the claimed basis for Cause is not disputed in writing by the Executive during the cure period, the Company may terminate the Executive’s employment for Cause within ten (10) days after the end of such cure period by the delivery of Notice of Termination (as defined below). If the facts and circumstances giving rise to the claimed basis for Cause are cured within the cure period, Cause shall be deemed not to exist. Anything to the contrary in this Agreement notwithstanding, upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company and its Affiliates shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4 By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive: (i) promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination, plus (ii) severance payments for a period to end twelve (12) months after the termination date (“Severance Term”), of which (a) the first severance payment shall be made on the date that is six (6) months from the date of termination and in an amount equal six (6) times the Executives monthly base compensation in effect at the time of such termination and (b) the balance of the severance shall be paid on a bi-weekly basis in accordance with the Company’s standard payroll processes and schedule in payments beginning on the date that is seven (7) months from the date of termination and continuing through the date that is twelve (12) months from the date of termination, each such bi-weekly payment in an amount equal to the Executive’s bi-weekly base compensation in effect at the time of such termination (i.e., 1/26th of the Base Salary), plus (iii) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2  1⁄2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2).

Employment Agreement

5.5 By the Executive for Good Reason. The Executive may terminate employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute “Good Reason” for termination by the Executive: (i) any material diminution in the nature and scope of the Executive’s responsibilities, duties, authority or title; (ii) material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof; or (iii) relocation of the Executive’s office to a location outside a 50-mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive: (x) promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination, plus (y) six months after the termination date, an amount equal to six times the Executive’s monthly base compensation in effect at the time of such termination (i.e., 1/12th of the Base Salary) and thereafter, monthly severance payments, each equal to the Executive’s monthly base compensation for a period of six months , plus (z) at the times the Company pays its executives bonuses generally, but no later than two and one half (2  1⁄2) months after the end of the fiscal year in which the bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2).

5.6 By the Executive Other Than for Good Reason. The Executive may terminate employment hereunder at any time upon 90 days written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5.6, the CEO or the Board may elect to waive the period of notice or any portion thereof. The Company will pay the Executive his/her Base Salary for the notice period, except to the extent so waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Section 5.6, the Company and its Affiliates shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of his/her Base Salary for the period (or portion of such period) indicated above, (ii) continuation of the provision of the benefits set forth in Section 4.4 for the period (or portion of such period) indicated above, and (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid. The payments made under subsections (i) and (iii) hereof shall be made promptly following termination and in all events within thirty (30) days thereof.

5.7 Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the Term or otherwise, then such employment shall be at will.

Employment Agreement

5.8 Delayed Payments for Specified Employees. Notwithstanding the foregoing provisions of this Section 5, if the Executive is a “specified employee” as defined in Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination, amounts payable hereunder on account of the Executive’s termination that would constitute nonqualified deferred compensation for purposes of Section 409A and that would, but for this Section 5.9, be payable within the six (6) month period commencing with the Executive’s termination shall instead be accumulated and paid in a lump sum at the conclusion of such six-month period.

5.9 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or due to disability or by the Executive for Good Reason or due to retirement shall be communicated by an executed Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason that requires a cure period, shall not be before the expiration of any such cure period). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, to assert such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

6.	Effect of Termination of Employment. The provisions of this Section 6 shall apply in the event of termination of Executive’s employment, pursuant to Section 5, or otherwise.

6.1 Payment in Full. Payment by the Company or its Affiliates of any Base Salary, Bonus or other specified amounts that are due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company or its Affiliates, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations therein survive termination of employment.

6.2 Termination of Benefits. If Executive is terminated by the Company without Cause, or terminates employment with the Company for Good Reason, and provided that Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Company shall pay Executive or pay directly to the COBRA administrator, at the election of the Company, an amount equal to the monthly COBRA premiums for the Severance Term; provided further, such

Employment Agreement

payment will cease upon Executive’s entitlement to other health insurance without charge. Except for medical insurance coverage continued pursuant to Section 5.2 hereof, all other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of employment. Executive and Company agree to make such changes to the reimbursement for COBRA as may be required to ensure compliance with Internal Revenue Code section 409A.

6.3 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5.2, 5.4 or 5.5 hereof is expressly conditioned upon the Executive’s continued full performance of his/her obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5.2, 5.4 or 5.5, no compensation is earned after termination of employment.

7.	Confidential Information; Intellectual Property.

7.1 Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as that term is defined in Section 11.2, below); that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of his/her employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his/her duties and responsibilities to the Company) any Confidential Information obtained by the Executive incident to his/her employment or other association with the Company and its Affiliates. The Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination.

7.2 Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company and its Affiliates at the time employment terminates, or at such earlier time or times as the Board or CEO designee may specify, all Documents then in the Executive’s possession or control.

Employment Agreement

7.3 Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company or its Affiliates to assign the Intellectual Property to the Company and to permit the Company and its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “Work For Hire” under applicable laws.

8.	Restricted Activities.

8.1 Agreement Not to Compete With the Company. During the Executive’s employment hereunder and for a period of 24 months following the date of termination thereof (the “Non-Competition Period”), the Executive will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which in any material respect competes with the following enumerated business activities to the extent then being conducted or being planned to be conducted by the Company or its Affiliates or being conducted or known by the Executive to being planned to be conducted by the Company or by any of its Affiliates, at or prior to the date on which the Executive’s employment under this Agreement is terminated (the “Date of Termination”), in the United States or any other geographic area where such business is being conducted or being planned to be conducted at or prior to the Date of Termination (a “Competitive Business”, defined below). For purposes of this Agreement, “Competitive Business” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) which offers pizza for sale as its principle product; and (ii) any company or other entity that is delivery-oriented; and (iii) any entity under common control with an entity included in (i) or (ii), above. Notwithstanding the foregoing, ownership of not more than 5% of any class of equity security of any publicly traded corporation shall not, of itself, constitute a violation of this Section 8.1.

8.2 Agreement Not to Solicit Employees or Customers of the Company. During employment and during the Non-Competition Period the Executive will not, directly or indirectly, (i) recruit or hire or otherwise seek to induce any employees of the Company or any of the Company’s Affiliates to terminate their employment or violate any agreement with or duty to the Company or any of the Company’s Affiliates; or (ii) solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

Employment Agreement

9.	Enforcement of Covenants. The Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon his/her pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he/she to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive, therefore, agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.	Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his/her obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 or as specifically defined elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

11.1 Affiliates. “Affiliates” shall mean Domino’s Pizza, Inc., Domino’s, Inc. and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2 Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interest of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products

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and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers to the Company and its Affiliates, and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed. The obligations specified above shall not apply to any Confidential Information that: (a) is generally known to the public at the time of the disclosure or becomes generally known through no breach of this Agreement; (b) is in the Executive’s rightful possession at the time of the disclosure without an obligation to hold it in confidence; (c) becomes known to the Executive without obligation of confidence through disclosure by a third party having the legal right to disclose such information; or (d) is required to be disclosed by the Executive to comply with applicable laws or governmental regulations or a valid order of a court enforceable against the Executive, provided that to the extent permitted by applicable law, the Executive provides prior written notice of such disclosure to the Company and takes reasonable and lawful actions at the Company’s expense to avoid and/or minimize the extent of such disclosure.

11.3 ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974 and any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.4 Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the business activities or any prospective activity of the Company or any of its Affiliates.

11.5 Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

12.	Withholding/Other Tax Matters. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. This Agreement shall be construed consistent with the intent that all payment and benefits hereunder comply with the requirements of, or the requirements for exemption from, Section 409A. Notwithstanding the foregoing, the Company shall not be liable to the Executive for any failure to comply with any such requirements.

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13.	Miscellaneous.

13.1 Assignment. Neither the Company nor the Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

13.2 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.3 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

13.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) in the case of the Executive, to: Kevin S. Morris, at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with a copy sent to him at the most recent home address provided to the Company for payroll purposes, and (ii) in the case of the Company, to the attention of Chief Executive Officer, at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, or to such other address as either party may specify by notice to the other actually received.

Employment Agreement

13.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, agreements and understandings, written or oral, between the Executive and the Company, or any of its predecessors, with respect to the terms and conditions of the Executive’s employment.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.8 Consent to Jurisdiction. Each of the Company and the Executive evidenced by the execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he/she is not subject personally to the jurisdiction of the above-named courts, that its or his/her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

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Employment Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:		DOMINO’S PIZZA LLC

Date: December 7, 2016	By:
/s/ J. Patrick Doyle
		Name:	J. Patrick Doyle
		Title:	President & Chief Executive Officer
THE EXECUTIVE:

Date: December 7, 2016		/s/ Kevin S. Morris
		Name:	Kevin S. Morris

Employment Agreement

EXHIBIT A

DOMINO’S PIZZA SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

SEE TAB 4

Employment Agreement

EXHIBIT 3.2

(None, unless additional information is set forth below.)

Employment Agreement